Contact: Media Relations
507-434-6352
media@hormel.com
PRAMA BHATT ELECTED TO HORMEL FOODS BOARD OF DIRECTORS
AUSTIN, Minn. (Nov. 25, 2019) — Hormel Foods Corporation (NYSE: HRL), a global branded food company, announced today that Prama Bhatt, senior vice president, digital and e-commerce for Ulta Beauty, has been elected to the Hormel Foods Board of Directors, effective Nov. 25, 2019.
“We are very excited to welcome Prama to our talented and industry-leading Board of Directors,” said Jim Snee, chairman of the board, president and chief executive officer, Hormel Foods. “We were drawn to Prama’s in-depth knowledge and experience with consumer-facing companies leveraging eCommerce growth and driving digital transformation, certainly an important area for Hormel Foods. We are thrilled to welcome her to the board and look forward to her many contributions.”
Bhatt will serve on the Audit Committee of the Hormel Foods Board of Directors.
In her senior role at Ulta Beauty, Bhatt leads the eCommerce business, including digital merchandising and marketing, as well as omni-channel guest experiences, digital operations and digital innovation. She joined the company in 2014 after holding leadership positions at Kenneth Cole Productions and Toys R Us. Additionally, she was a management consultant with Booz Allen and held various roles in product design and development with Ford Motor Company.
Bhatt received a bachelor of science degree in electrical engineering from Oakland University, a master’s of science degree in electrical engineering from Wayne State University and a master’s degree in business administration from the University of Michigan.
ABOUT HORMEL FOODS – INSPIRED PEOPLE. INSPIRED FOOD.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Columbus®, Wholly® Guacamole, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of "The 100 Best Corporate Citizens" by Corporate Responsibility Magazine for the 11th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future – Inspired People. Inspired Food.™ – focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and https://csr.hormelfoods.com/.